AMENDED and RESTATED

35 BASIS POINT EXPENSE CONTRACT

between

FIDELITY MASSACHUSETTS MUNICIPAL TRUST:

FIDELITY MASSACHUSETTS MUNICIPAL MONEY MARKET FUND: PREMIUM CLASS

and

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC

This AMENDED and RESTATED 35 Basis Point Expense Contract, dated as of September 16, 2022, (the “Agreement”), is made and entered into by and between Fidelity Massachusetts Municipal Trust, a Massachusetts business trust which may issue one or more series of shares of beneficial interest (the “Trust”), on behalf of Fidelity Massachusetts Municipal Money Market Fund (the “Fund”), and Fidelity Management & Research Company LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Trust, on behalf of the Fund, and the Manager have entered into a Management Contract (the “Management Agreement”), pursuant to which the Manager has agreed to reduce the fee paid to the Manager thereunder and to pay certain expenses of the Fund in return for an annualized 20 basis points management fee;

WHEREAS, the Management Agreement provides that the Manager will pay certain expenses of the Fund out of the management fee but is not obligated to pay expenses allocable to any class; and

WHEREAS, the Trust and the Manager have determined that it is appropriate and in the interests of the Fund and its shareholders to maintain the expenses of the Premium Class of the Fund (hereinafter the “Premium Class”) at a fixed annualized expense rate not to exceed 35 basis points.

NOW THEREFORE, the parties hereto agree as follows:

1. EXPENSE PROVISION. Until this agreement shall be amended or terminated pursuant to Section 3 or Section 6 hereof, the Manager, with respect to the Premium Class, agrees to pay or provide for the payment of any fee or expense allocated at the class level and attributable to the Premium Class, such that the ordinary operating expenses incurred by the Premium Class in any fiscal year (excluding interest, taxes, and extraordinary expenses, as well as non-operating expenses such as brokerage commissions and fees and expenses associated with the Fund’s securities lending program, if applicable) will not exceed 0.35% on an annual basis. For avoidance of doubt, it is understood that this agreement shall not apply to any other class of the Fund other than the Premium Class.

2. EXPENSE CREDITS. Through arrangements with the Fund's custodian and transfer agent, credits realized as a result of uninvested cash balances are used to reduce custodian, transfer agent, and pricing and bookkeeping expenses of the Fund (or a class of the Fund). This Agreement in no way shall limit the use of such credits by the Fund (or any class of the Fund), nor shall it affect the Manager's obligations hereunder.

3. AMENDMENTS. This Agreement may not be amended to increase the fees or expenses payable by the Premium Class except by a vote of a majority of the Board of Trustees of the Trust and by a vote of a majority of the outstanding voting securities of the Premium Class; provided that the Trust may amend Section 1 hereof without shareholder approval if the Board of Trustees determines that any payments by or on behalf of the Manager described in Section 1 hereof may create a preferential dividend for federal income tax purposes; and further provided, that all other amendments may be approved by mutual consent of the parties without a shareholder vote.

4. INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or the Premium Class to take any action contrary to the Trust's Declaration of Trust or other organizational document, or any applicable statutory or regulatory requirement, including without limitation any requirements under the Investment Company Act of 1940 (the “1940 Act”), to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for or control of the conduct of the affairs of the Trust or the Premium Class.

5. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement between the Trust and the Manager, or the 1940 Act, shall have the same meaning as and be resolved by reference to the Management Agreement.

6. TERMINATION. This Agreement will automatically terminate upon termination of the Management Agreement between the Fund and the Manager.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first above written.

Fidelity Management & Research Company LLC

By: /s/Christopher J. Rimmer

Christopher J. Rimmer

Treasurer

Fidelity Massachusetts Municipal Trust,

on behalf of Fidelity Massachusetts Municipal Money Market Fund

By: /s/Laura M. Del Prato

Laura M. Del Prato

President and Treasurer